Exhibit 99.1

Pattern Energy Acquires Logan’s Gap Wind Project in Texas

Portfolio increased to 12 wind projects with a total owned capacity of 1,636 MW

San Francisco, CA, December 23, 2014 – Growing its portfolio to 12 wind power projects, Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (the “Company” or “Pattern Energy”), today announced it acquired the 200 megawatt (MW) Logan’s Gap Wind project in Texas, which is currently under construction, from Pattern Energy Group LP (“Pattern Development”). Upon completion of the project, Pattern Energy will have an owned interest of 164 MW and three institutional tax equity investors will acquire the balance. Following construction, the project is structured to be financed with all equity and not with project debt. The Company acquired the Logan’s Gap Wind project for a total cash funding commitment of approximately US$113 million, a portion of which will be used to pay down construction debt upon the completion of construction. The acquisition will be funded from available cash and credit facilities.

Acquisition Highlights

•	Adds 164 MW – an increase of 11% – in owned capacity

•	Expands total owned capacity to 1,636 MW upon completion – an increase of 57% – in the last 12 months

•	Increases total projects purchased from Pattern Development to nearly 600 MW in past 12 months, which corresponds to a 50% increase in run-rate CAFD [1]

•	Long-term contracts for 75% of the expected output, including agreement with Walmart for 58%

•	Cash purchase price represents a 10-11x multiple on run-rate CAFD[1] contribution from the project

“We are pioneering new markets for the sale of our electricity to leading corporations like Walmart who are pursuing clean energy for their businesses,” said Mike Garland, CEO of Pattern Energy. “This project, which was only recently added to our ROFO list, demonstrates that our team can move fast to create value when opportunities arise. Pattern Development has more than 30 projects in development at any given time, providing a broad and deep resource for our continued growth and the potential of accelerated drop downs. Our outlook for future acquisitions is better than we have ever seen, as Pattern Development has recently added more projects to its development pipeline through third-party acquisitions. We look forward to announcing new opportunities that will be added to our ROFO list in the near future.”

Pattern Energy has rights of first offer to Pattern Development’s project development pipeline, which includes more than 3,000 MW. Projects are added to Pattern Energy’s list of identified Right of First Offer (ROFO) projects when they reach identified milestones, such as when a project has executed a power purchase agreement.

Through its strategic relationship with Pattern Development, Pattern Energy is able to acquire projects for which the development risks have been substantially reduced. The Company’s fleet of projects, including Logan’s Gap Wind, has limited exposure to fluctuations in the oil and gas markets, as approximately 90% of its power output is contracted for sale with long-term agreements.

Wal-Mart Stores, Inc. has a 10-year power purchase agreement to acquire 58% of the expected output from the project. Seventeen percent of the expected output will be sold under a 13-year fixed price agreement with a A-/Baa2-rated financial institution. The remaining 25% of expected output will be sold at ERCOT spot market prices.

Logan’s Gap Wind is being built in Comanche County, Texas, and consists of 87 Siemens 2.3 MW wind turbines. Located near the Dallas-Fort Worth area, Logan’s Gap Wind will be the Company’s fourth wind project in Texas, serving three different regions throughout the state.

Once operational, the Logan’s Gap Wind project will create enough clean energy to power 50,000 homes in Texas each year, according to average annual residential energy use data from the U.S. Energy Information Administration. Located in ERCOT’s North Zone, the project will connect to Oncor’s 138kV Comanche-Zephyr line, which crosses the project site and supplies power to the Dallas-Fort Worth area.

As part of the acquisition, Pattern Energy has assumed an obligation to make an equity investment upon the completion of construction. Construction financing, which closed concurrent with the acquisition, will be repaid from Pattern Energy’s equity capital contribution and those of the institutional tax equity investors.

The Conflicts Committee of the Board of Directors of Pattern Energy, which is comprised entirely of independent directors, approved the terms of the acquisition. The Committee was advised on financial matters by Evercore Group L.L.C., which also provided a fairness opinion, and on legal matters by Davis Polk & Wardwell LLP.

[1] This forward looking measure of run-rate Cash Available for Distribution (CAFD) contribution from Logan’s Gap is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine CAFD can be found on page 71 of Pattern Energy’s 2013 Annual Report on Form 10-K.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 12 wind power projects, with a total owned interest of 1,636 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the anticipated financing of the project, the ability of Pattern

Development’s pipeline to be a resource for the Company’s continued growth at reduced risks, the timing to announce new opportunities for the ROFO list, and the number of homes for which Logan’s Gap will be able to create clean power.

These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents filed with the SEC and applicable Canadian securities regulatory authorities, including the Company’s annual report on Form 10-K. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com